Exhibit 99.1

Apple Hospitality REIT President and CEO Justin Knight Injured in Plane Crash

RICHMOND, Va. (July 5, 2017) – Apple Hospitality REIT, Inc. (NYSE: APLE) (the “Company” or “Apple Hospitality”) today reported that Justin Knight, President and Chief Executive Officer, sustained serious, non‐life‐threatening injuries in a plane crash that occurred on Tuesday, July 4, 2017. He is expected to make a full recovery.

During Mr. Knight’s treatment and recovery, Krissy Gathright, Executive Vice President and Chief Operating Officer, and Bryan Peery, Executive Vice President and Chief Financial Officer, will share in the responsibilities and oversight of Apple Hospitality’s day‐to‐day activities.

“We greatly appreciate the concern for Justin’s well‐being and the outpouring of support following yesterday’s accident,” said Glade Knight, Justin’s father and Executive Chairman of Apple Hospitality. “We feel very fortunate that the injuries he sustained were not more serious and we look forward to his full recovery.”

About Apple Hospitality REIT, Inc.
Apple Hospitality REIT, Inc. (NYSE: APLE) is a publicly traded real estate investment trust (REIT) that owns one of the largest portfolios of upscale, select‐service hotels in the United States. The Company’s portfolio consists of 235 hotels, with approximately 30,000 guestrooms, diversified across the Hilton® and Marriott® families of brands with locations in urban, high‐end suburban and developing markets throughout 33 states. For more information, please visit www.applehospitalityreit.com.

Contact:
Apple Hospitality REIT, Inc.
Kelly Clarke, Vice President, Investor Relations 804‐727‐6321
kclarke@applereit.com

For additional information or to receive press releases by email, visit www.applehospitalityreit.com.